Exhibit 77C


Lord Abbett Research Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o   E. Thayer Bigelow
      o   William H.T. Bush
      o   Robert B. Calhoun, Jr.
      o   Robert S. Dow
      o   Daria L. Foster
      o   Julie A. Hill
      o   Franklin W. Hobbs
      o   Thomas J. Neff
      o   James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                 Votes              Votes            Votes
      Matter                     For                Against          Withheld    Abstentions
      ------                     ---                -------          --------    -----------

      E. Thayer Bigelow          189,970,639.316    908,136.810      --          --

      William H.T. Bush          189,961,212.113    917,564.013      --          --

      Robert B. Calhoun, Jr.     190,020,505.602    858,270.524      --          --

      Robert S. Dow              190,027,666.373    851,109.753      --          --

      Daria L. Foster            190,032,141.997    846,634.129      --          --

      Julie A. Hill              190,013,949.154    864,826.972      --          --

      Franklin W. Hobbs          190,032,473.330    846,302.796      --          --

      Thomas J. Neff             189,985,412.123    893,364.003      --          --

      James L.L. Tullis          190,016,577.640    862,198.486      --          --